SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2002

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112288

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5. Other Events.

Cox is providing the following updated information:

Amendment to Tax Allocation Agreement

On September 3, 2002, Cox Communications and Cox Enterprises, Inc. amended their Tax Allocation Agreement to provide that if one of Cox Enterprises or Cox Communications has overpaid its taxes and the other has underpaid, the underpaid taxpayer may apply the overpayment to its taxes if such credit is permitted by the respective tax authority. The underpaid party will be obligated to immediately repay the borrowed amount to the overpaid party, to pay interest from the effective date of the credit until repayment, and to bear any other expenses incurred. The underpaid party will indemnify the overpaid party if subsequent tax adjustments cause any detriment to the overpaid party as a result of use of the credit by the underpaid party.

For the tax year 2001, Cox Communications overpaid, and Cox Enterprises underpaid, its estimated federal income taxes. Pursuant to the amended agreement, on September 3, 2002, $20.0 million of Cox Communications’ overpayment of its 2001 federal income taxes was applied to Cox Enterprises’ 2001 federal income taxes, and Cox Enterprises contemporaneously paid Cox Communications $20.0 million, plus interest, in cash.

Legal Proceedings Update

On February 6, 2001, plaintiffs Kimberly D. and William L. Bova, on behalf of themselves individually and a putative class of subscribers, sued Cox in United States District Court for the Western District of Virginia. The suit asserted that the collection of franchise fees by Cox from its broadband Internet access service subscribers outside of the Ninth Circuit is unlawful under the Telecommunications Act of 1996 and sought restitution of all such fees collected. On July 10, 2002, the Court dismissed the suit for lack of subject matter jurisdiction, and the time to file an appeal has expired.

On August 23, 2002, plaintiff Redefining Progress, on behalf of itself and all others similarly situated, sued Fax.com, Cox Business Services, L.L.C. and others in United States District Court for the Northern District of California, alleging that Fax.com has sent numerous unsolicited advertisements by facsimile in violation of federal law. The complaint alleges that Cox Business Services, which provides telecommunications services to Fax.com, is also liable for the facsimiles in violation of Section 227 of the Telephone Consumer Protection Act of 1991, Sections 206 and 207 of the Telecommunications Act of 1996, Section 17-200 of the California Business & Professions Code, and under the doctrine of unjust enrichment. The suit seeks an award of statutory damages in the amount of $500 for each violation of the Telephone Consumer Protection Act, treble damages for each fax sent willfully or knowingly, injunctive relief, the establishment of a constructive trust to hold all monies acquired by Cox Business Services from Fax.com, and attorney’s fees and costs. Cox Business Services intends to defend this action vigorously. The outcome cannot be predicted at this time.

Cox @Home, Inc., a wholly-owned subsidiary of Cox, is a shareholder of At Home Corporation, also called Excite@Home, a provider of high-speed Internet access and content services, which filed for bankruptcy protection in September 2001. Cox provided over its cable systems an Internet access and content service that was co-branded with Excite@Home. The bankruptcy court has confirmed a plan of reorganization for Excite@Home. As part of that plan, the court assigned to a liquidating trust for the benefit of certain creditors claims that the bankruptcy estate purports to have against Cox, Comcast Corporation and AT&T Corp. Such claims may include alleged breaches of fiduciary duty arising out of an agreement, dated as of March 28, 2000, among Cox, Comcast, Excite@Home and AT&T as well as for alleged short-swing profits under Section 16(b) of the Securities Exchange Act of 1934 relating to that agreement. These creditors have threatened to pursue these potential claims. Cox intends to defend vigorously any such claim that might be pursued.

Item 9.	Regulation FD Disclosure.

Cox announced that it expects to be free cash flow positive for the entire year 2003, which updates previous guidance of Cox achieving positive free cash flow by the fourth quarter of 2003. Cox expects a $400.0 million capital expense reduction in 2003, from $2.0 billion in 2002 to $1.6 billion next year, as its network upgrade nears completion, with 89% of Cox's network upgraded to at least 750 megahertz by year-end 2002. Currently, 95% of homes passed by Cox's broadband network are able to order Cox Digital Cable and Cox High Speed Internet Service.

Free cash flow is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (generally accepted accounting principles). However, Cox believes that free cash flow is useful to investors in evaluating its performance, because it is a commonly used financial analysis tool for measuring and comparing cable companies in several areas of liquidity, operating performance and leverage. Free cash flow is defined as operating cash flow less capital expenditures, adjusted for net cash changes related to working capital, interest and income taxes. Cox defines operating cash flow as operating income before depreciation, amortization and gain on sale and exchange of cable systems. Free cash flow should not be considered as an alternative to net income as an indicator of Cox's performance, or as an alternative to net cash provided by operating activities, as a measure of liquidity, and may not be comparable to similarly titled measures used by other companies.

FORWARD-LOOKING STATEMENTS

Statements in this report, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are “forward-looking” statements, which are statements that relate to Cox’s future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, Cox’s ability to achieve anticipated subscriber and revenue growth, Cox’s success in implementing new services and other operating initiatives, Cox’s ability to generate sufficient cash flow to meet Cox’s debt service obligations and finance operations, and other risk factors described from time to time in Cox’s filings with the Securities and Exchange Commission, including Cox’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.

Date: September 17, 2002	By:	/s/ Jimmy W. Hayes Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer